Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Announces
Closing of Properties in Wyoming

Houston – February 3, 2014 - (Business Wire) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced that on January 31, 2014 it consummated the previously announced acquisition of natural gas and oil properties in the Pinedale and Jonah fields of Southwestern Wyoming for an adjusted purchase price of $549.1 million, subject to customary final post-closing adjustments. The effective date of the acquisition is October 1, 2013.

Significant benefits expected from the acquisition:

•	Immediately accretive to distributable cash flow at closing;

•	Estimated reserve life of over 20 years based on internally estimated proved reserves of 847 Bcfe;

•
Properties consist of approximately 87,000 gross acres (14,000 net acres) that are currently producing approximately 113.4 Mmcfe per day with approximately 80% being natural gas, 4% oil and 16% natural gas liquids (“NGLs”);

•	Reserves and daily production will increase approximately 80% and 55% respectively;

•	Approximately 2,000 producing wells;

•	Additional inventory of approximately 970 proved undeveloped drilling locations;

•
Approximately 5,200 additional locations not booked at this time due to the current expectation that they will not be drilled within a five year period as required by the SEC for recording proved reserves;

•	100% non-operated properties with an average working interest of 10% and partnering with two major operators in the area, Ultra Petroleum Corp. (NYSE: UPL) and QEP Resources, Inc. (NYSE: QEP);

•	Expect an 8 rig drilling program, with each rig anticipated to drill 2 wells per month in 2014.
The Company funded this acquisition with borrowings under its existing reserve-based credit facility. As of January 31, 2014 and pro forma for the financing for this acquisition, the Company has borrowings under its reserved based credit facility of $935 million which leaves $365 million of undrawn capacity.
2014 production and financial results guidance will be included in the fourth-quarter and 2013 year end results press release which is expected to be issued on February 26, 2014.
New commodity derivative contracts put in place for this acquisition are as follows:

	Year 2014	Year 2015	Year 2016	Year 2017
Gas Positions:
Fixed-Price Swaps:
Notional Volume (MMBtu)	29,010,000	27,375,000	18,300,000	18,250,000
Fixed Price ($/MMBtu)	$4.26	$4.16	$4.12	$4.14
Basis Swaps:
Northwest Rockies Pipeline
Notional Volume (MMBtu)	26,875,000	23,725,000	—	—
Fixed Price ($/MMBtu)	$(0.200)	$(0.290)	$—	$—
Put Options Sold:
Notional Volume (MMBtu)	3,340,000	7,300,000	—	—
Put Sold ($/MMBtu)	$3.50	$3.50	$—	$—

Oil Positions:
Fixed-Price Swaps:
Notional Volume (Bbls)	146,000	73,000	73,200	73,000
Fixed Price ($/Bbl)	$96.48	$90.55	$87.70	$86.60
Put Options Sold:
Notional Volume (Bbls)	73,000	73,000	73,200	73,000
Put Sold ($/Bbl)	$75.00	$75.00	$75.00	$75.00

For a summary of all commodity and interest rate derivative contracts in place as of December 31, 2013, please refer to our Annual Report on Form 10-K which is expected to be filed on or about February 28, 2014.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Southwestern Wyoming, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Piceance Basin in Colorado, the Powder River and Wind River Basin in Wyoming, the Williston Basin in

North Dakota and Montana, Mississippi and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements
We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Director, Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

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